Exhibit 19

STILWELL ACTIVIST INVESTMENTS, L.P.

111 BROADWAY, 12TH FLOOR

NEW YORK, NY 10006

(787) 985-2194

INFO@STILWELLGROUP.COM

March 23, 2023

Dear Fellow Stockholders,

Since the turn of the century, Chevis Swetman has received over $8 million from our bank. During these 23 years of his stewardship, the share value of our stock has fallen.*

In the last year alone, our Company lost over $6 per share because of inept bond purchases overseen by Chevis Swetman’s son, Tanner. Somehow or other, Tanner was promoted to Chief Operating Officer.

PFBX suffers from a toxic brew -- nepotism, weak oversight, and a lack of competence in management.

To rephrase Chevis Swetman’s annual letter, the one constant at The Peoples Bank is that the Swetmans prosper, but the shareholders don’t.

It’s time for change.

The Swetmans look like small-town hucksters to me.

Sincerely,

Megan Parisi
(787) 985-2194
mparisi@stilwellgroup.com

You can vote by telephone, online or by signing and dating the enclosed GREEN proxy card and returning it in the postage-paid envelope.

If you have any questions, require assistance in voting your GREEN proxy card, or need additional copies of our proxy materials, please contact Okapi Partners at the phone numbers or email listed below.

Okapi Partners LLC

Attn: Ms. Teresa Huang

1212 Avenue of the Americas, 17th Floor

New York, New York 10036

+ 1 (212) 297-0720 (Main)

+ 1 (855) 305-0856 (Toll-Free)

Email: info@okapipartners.com

* Close stock price (adjusted for splits) on 12/31/1999: $30.75

  Sources: Bloomberg, Yahoo Finance